Exhibit 99.1

Gerber Scientific Announces Fiscal 2008 Fourth Quarter and Full Year Results

SOUTH WINDSOR, CT - June 19, 2008 - Gerber Scientific, Inc. (NYSE: GRB) today reported net income for the quarter ended April 30, 2008 of $6.1 million, or $0.26 per diluted share, on revenue of $173.7 million, compared with net income of $5.6 million, or $0.24 per diluted share, on revenue of $155.1 million for the fourth quarter ended April 30, 2007.  A decline in the exchange rates of the US dollar to other currencies had the effect of increasing revenue by approximately $12.9 million in the fourth quarter of fiscal 2008 as compared with the fourth quarter of fiscal 2007.

For the fiscal year ended April 30, 2008, the Company reported net income of $14.5 million, or $0.61 per diluted share, on revenue of $640.0 million.  For the fiscal year ended April 30, 2007, the Company reported net income of $13.5 million, or $0.58 per diluted share, on revenue of $574.8 million.  A decline in the exchange rates of the US dollar to other currencies had the effect of increasing revenue by approximately $37.1 million for the year ended April 30, 2008 as compared with the year ended April 30, 2007.

The Company generated $1.6 million in cash flows provided by operations, less capital expenditures, for fiscal 2008 as compared with a cash usage of $3.7 million in fiscal 2007.

Gerber Scientific President and Chief Executive Officer, Marc T. Giles, commented, "Gerber delivered solid fourth quarter and full year fiscal 2008 financial results, growing both revenue and earnings from the prior year.  Excluding the favorable impact of foreign currency translation, revenue growth was driven by strong organic growth in our Spandex distribution business, success of new products, our acquisition of Data Technology and continued expansion in Asia.  We were able to improve our business performance despite some key new product delays, most notably the Solara ion™, not fully achieving our expected targeted cost reductions through lean initiatives and challenging market conditions particularly in the Ophthalmic segment.”

Giles continued, “Looking ahead, although global economic uncertainty is evident, we currently expect significant growth in both revenue and profitability in fiscal year 2009.  We expect this growth to be achieved through the anticipated success of the recently commercialized Solara ion and other new products, as well as gaining momentum and traction against our manufacturing cost reduction initiatives through the execution of lean principles under the direction of our new leadership in this area.”

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making and specialty graphics, apparel and flexible materials, ophthalmic lens processing, and print and packaging industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary business units: Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties.  For information identifying other important economic, political, regulatory, legal, technological, competitive and other risks and uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2007 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements.  These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from those expressed or implied in the Company's forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended April 30,		Year Ended April 30,
In thousands, except per share data	2008	2007	2008	2007
Revenue:
Product sales	$154,923	$138,365	$565,945	$509,141
Service sales	18,745	16,772	74,072	65,657
	173,668	155,137	640,017	574,798
Costs and Expenses:
Cost of products sold	109,474	97,814	403,776	362,215
Cost of services sold	12,971	10,287	49,708	40,209
Selling, general and administrative expenses	36,275	32,244	136,247	124,460
Research and development	6,704	6,089	26,187	24,282
	165,424	146,434	615,918	551,166

Operating income	8,244	8,703	24,099	23,632

Other income (expense), net	914	549	818	524
Loss on early extinguishment of debt	---	---	(343)	---
Interest expense	(705)	(817)	(3,822)	(3,530)

Income before income taxes	8,453	8,435	20,752	20,626
Income tax expense	2,350	2,870	6,248	7,118

Net income	$6,103	$5,565	$14,504	$13,508

Earnings per share of common stock:
Basic	$0.26	$0.24	$0.62	$0.59
Diluted	$0.26	$0.24	$0.61	$0.58

Weighted average shares outstanding:
Basic	23,175	23,105	23,320	22,896
Diluted	23,372	23,509	23,598	23,446

GERBER SCIENTIFIC, INC. CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	April 30, 2008		April 30, 2007
Assets
Current Assets:
Cash and cash equivalents		$13,892	$8,052
Accounts receivable, net		120,752	106,421
Inventories		76,927	65,299
Prepaid expenses and other current assets		13,429	15,106
Total current assets		225,000	194,878

Property, plant and equipment, net		39,852	36,982
Goodwill		61,844	54,825
Deferred income taxes		34,354	34,893
Other assets		17,489	14,384
Total assets		$378,539	$335,962

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$	---	$1,773
Accounts payable		51,253	48,772
Accrued and other liabilities		67,742	63,208
Total current liabilities		118,995	113,753

Long-term debt		42,000	31,603
Other long-term liabilities		47,981	46,125

Shareholders’ equity		169,563	144,481
Total liabilities and shareholders’ equity		$378,539	$335,962